Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

April 30, 2013

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

Re: Registration of Securities of Overland Storage, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Overland Storage, Inc., a California corporation (the “Company”), in connection with the preparation of Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 30, 2013 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among others, the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of 14,518,830 shares of the Company’s common stock, no par value per shares (the “Common Stock”). Such shares of Common Stock are referred to herein as the “Securities.” The Securities are accompanied by a Common Stock purchase right (“Purchase Right”) pursuant to the Shareholder Rights Agreement, dated August 22, 2005, as amended by Amendment No. 1 to Shareholder Rights Agreement dated March 21, 2011, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Amended and Restated Articles of Incorporation of the Company, as amended, as presently in effect (the “Articles of Incorporation”);

(iii)	the Amended and Restated Bylaws of the Company, as amended, as presently in effect (the “Bylaws”);

(iv)	the Rights Agreement; and

(v)	certain resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted at a meeting held on February 8, 2013 and certain resolutions of the Strategic Committee of the Board of Directors adopted at a meeting held on February 8, 2013 relating to the issuance and sale of the Securities, the preparation and filing of a registration statement (including pre- and post-effective amendments thereto) and related matters (collectively, the “Board Resolutions”); and

(vi)	originals or copies of those corporate and other records and documents we considered appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

In connection with the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Security, (i) the Board of Directors has taken all necessary corporate action to authorize the issuance and sale of such Security in accordance with the Board Resolutions and such authorization has not been modified or rescinded, (ii) the Registration Statement’s effectiveness has not been terminated or rescinded, (iii) an appropriate prospectus supplement with respect to such Security has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iv) there has not occurred any change in law affecting the validity or enforceability of such Security and (v) a sufficient number of shares of Common Stock is authorized and available for issuance. We have also assumed that the terms of the issuance and sale of any Security have been duly established in conformity with the Articles of Incorporation and the Bylaws and that none of the terms of any

Security to be established after the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that when certificates representing the Securities in the form required under the California Corporations Code have been duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, or, in the case of shares issued in “street name,” the shares have been entered on the books of the transfer agent and registrar under the names of the nominal owners, the issuance and sale of such Securities will have been duly authorized by all necessary corporate action on the part of the Company, and such Securities will be validly issued, fully paid and nonassessable and the Purchase Rights will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and under California law, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

With respect to our opinion as to the Purchase Rights, we have assumed that, at the time of issuance and sale of Common Stock, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time. In addition, it should be understood that our opinion addresses the Rights Agreement and the Purchase Rights in their entirety and not any particular provision of the Rights Agreement or the Purchase Rights. It should also be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

The law covered by this opinion is limited to the present law of the State of California and the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP